Exhibit 10.35

Translated From Japanese

                          Covenant for Data Management

2007/5/21

IA Partners KK
Customer Relation Tele Marketing KK
1-2-9 Sonezaki, Kita-ku, Osaka-city, Osaka-fu
Representative Director: Hiroshi Nishimoto

We covenant to comply with each article below as a member to confirm your Classified Information.

Article 1: Confidentiality

We shall not disclose any customer information, personal information, financial information, personal management information, and any other Classified Information classified by you (hereinafter referred to as Classified Information). We shall use all of the information only for the purpose performing its obligation under Agency Agreement.

Our directors and employees shall keep in confidence and protect Classified Information during incumbency or even after retirement. In the event that they break the rule, we are liable for everything.

In the event we re-mandate a third party all or any part of the obligation under Agency Agreement with your permission, we are liable for managing them. In the event that they break the rule, we are liable for everything.

We shall return or destroy Classified Information with the way conducted by you after the agreement. We shall never use them secondary.

In case the articles above are not complied, we shall be liable for the problems caused by leaking out the information with a care of prudent person.

Article 2: Administration System

We shall deploy Information Administrator to avoid recurrence. In case you need to know who, we shall report his or her name and position immediately.

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When we use Customer Information of Classified Information, we shall comply with
"Law for protecting personal information" (2003 Law No. 15 promulgated on 2003/5/15) to protect customers' privacy. Also we shall follow your recognized safeguards to protect personal information.

We shall restrict access to Classified Information in the computer. Also we shall record any employees who made access to Classified Information.

We shall implement a thorough computer security to protect personal information sent by you on the internet.

We shall receive inspection ID, PASS (hereinafter referred to as PASS) by applying for inspection with your agreement. And we shall use it with care of prudent person, manage strictly, and never disclose, leak out or use it to any third party. We shall make directors, employees (including part time workers and retirees) who will access to Classified Information write the same covenant to protect comply with obligation. In the event they breach a covenant, we are liable for that. If B asks for a copy of written paper above, A shall hand in immediately.

Article 3: Report

In the event Classified Information is used for another purpose or disclosed or leaked out to a third party due to breach a Covenant, we shall report it immediately and be liable for dealing with customer's claims following your rule, and hold harmless against you. Also we shall report the detail of how we dealt with customers immediately.

In the event any ambiguities in the performance arise, we agree to be investigated into our office where we perform service in your own way with notice beforehand.

In the event the relevant incident to No.1 occurs, we shall take preventive measures against a recurrence and implement it. Also we shall report degree and extent of implementation immediately.

We agree to be audited by an adequate third party (including a third party registered in information security audit business book) selected by you to check safety of customer information.

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Article 4: Action of Breach a Covenant

In the event we breach a Covenant, we agree to be terminated agency agreement or service agreement by you, and in addition canceled all or any part of agreement without demand.

In case we cause any damage to you and a third party due to breach a Covenant, regardless of being canceled the agreement based on the previous article, we agree to pay the same amount after you claim as the whole amount of commission (including service commission, customer acquisition commission, and incentive, not just them) for the past 6 months from the date which are approved as breach a Covenant. Also we shall pay the amount for damages charged by you separately, if the damage is bigger than the amount of commission.

In case we inflict trust and reputation due to breach a Covenant, we shall take action like publication of an apology by our name with the way you conduct, if you expect us to do it.

Article 5:

Obligation of this Covenant shall be continuing even after the Agreement is terminated.

Article 6: Jurisdiction

Courts where your company is located are to have exclusive jurisdiction to settle any disputes which may arise out of this Agreement.

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